AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION


     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of June 6, 2000 (the "Agreement"), among e-MedSoft.com, a corporation organized and existing under the laws of the State of Nevada ("Parent"), Vidimedix Acquisition Corporation, a corporation organized and existing under the laws of the State of Nevada ("Merger Sub") and a direct wholly owned subsidiary of Parent, and Vidimedix Corporation, a corporation organized and existing under the laws of the State of Texas (the "Company");

                               W I T N E S S E T H:

     WHEREAS, the boards of directors of Parent, Merger Sub and the Company have each determined that it is consistent with and in furtherance of their respective long-term business strategies and fair to and in the best interests of their respective stockholders to combine the respective businesses of Parent and the Company by means of a merger (the "Merger") of the Company with and into Merger Sub upon the terms and subject to the conditions set forth herein and in accordance with Texas and Nevada Corporation Law (the "Texas and Nevada Corporation Law"); and

     WHEREAS, for United States Federal income tax purposes, it is intended that the Merger qualify as a tax-free reorganization under the provisions of
Section 368 of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "Code");

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Texas and Nevada Corporation Law, at the Effective Time, the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     1.2     Closing.   Unless this Agreement shall have been terminated and
the Merger shall have been abandoned pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Merger shall take place as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions set forth in Article VII, at a closing (the "Closing") to be held at the offices of e-MedSoft.com, 20750 Ventura Boulevard, Suite 320, Woodland Hills, California 91364, unless another date, time or place is agreed to by the Company and Parent.

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     1.3     Effective Time.  At the time of the Closing, the parties shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretarys of State of the States of Texas and Nevada in such form as required by, and executed in accordance with the relevant provisions of, Texas and Nevada Corporation Law (the date and time of the later of such filings, or such later time as may be agreed by the parties hereto and specified in the Articles of Merger, being the "Effective Time").

     1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Texas and Nevada Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and the Parent shall own all of the issued and outstanding stock of the Surviving Corporation and shall have full legal control over the Surviving Corporation.

     1.5 Articles of Incorporation; Bylaws; Directors and Officers of Surviving Corporation. Unless otherwise agreed by the Company and Parent prior to the Effective Time, at the Effective Time:

          (a) the articles of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided by any applicable law, rule or regulation and such articles of incorporation or bylaws;

          (b) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal; and

          (c) the directors of the Surviving Corporation shall be John F. Andrews, Murray I. Firestone and Mitchell J. Stein until otherwise directed by the Parent.

                                 ARTICLE II
             CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) and all rights in respect thereof shall forthwith cease to exist and shall be converted into and become exchangeable for the contractual right set forth in
Section 2.2 below.

          (b) Each share of Series A Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) and all rights in respect thereof shall forthwith cease to exist and shall be converted into and become exchangeable for the contractual rights set forth in Section 2.2 below.

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          (c)     Each share of common stock, no par value, of Merger Sub
issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall remain issued and outstanding.

     2.2     Earn-Out Shares.

          (a) Subject to certain conditions set forth below, Parent shall issue to the holders of the Company's Series A Preferred Stock and the Company's Common Stock (collectively, the "Company Stockholders"), shares of Parent's $.001 common ctock (the "Parent Common Stock") (the "Earn-Out Shares") based upon the gross sales by the Parent and its affiliates of the Company's products and services to those customers specified in the Company's sales funnel report dated May 31, 2000, and attached hereto as Schedule 2.2(a) (the "Milestones") for the year ended March 31, 2001 (the "Earn-Out Period") (calculated in accordance with generally accepted accounting principals on an accrual basis). The Earn-Out Shares shall not be cumulative with respect to each separate Milestone listed below. For example, if the Company's gross sales for the year ended March 31, 2001, were $11,000,000, the number of Earn-Out Shares issuable would have a value of $6,000,000. The Earn-Out Shares shall be calculated as follows:


Fiscal Year Ending        Gross Sales                 Earn-Out

     3/31/01            $ 9,000,000 to     That number of shares of Parent
                        $ 9,999,999.99     Common Stock with a value equal
                                           to $2,000,000

     3/31/01            $10,000,000 to     That number of shares of Parent
                        $10,999,999.99     Common Stock with a value equal
                                           to $4,000,000

     3/31/01            $11,000,000 or     That number of shares of Parent
                        more               Common Stock with a value equal
                                           to $6,000,000

          (b) In case of any reorganization of Parent during the Earn-out Period, or in case that, during such period, the Company shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation, then and in each such case the Company Stockholders, upon payment of the Earn-Out Shares as provided in this Section 2 at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the Earn-Out Shares receivable prior to such consummation, the stock or other securities or property to which the Company Stockholder would have been entitled upon such consummation if the Company Stockholder had received the Earn-Out Shares immediately prior thereto; in each such case, the terms of this Agreement, shall be applicable to the shares of stock or other securities or property receivable upon receipt of the Earn-Out Shares after such consummation. The value of the shares of Parent Common Stock to be issued pursuant to the Earn-Out Shares shall be determined by dividing the relevant dollar value by the average closing price of the Parent Common Stock on the American Stock Exchange for the six (6) trading days ending three (3) trading days after the earlier of (i) the date that Company satisfies the relevant Milestone, or (ii) the date of any reorganization, consolidation, merger or conveyance described in the immediately preceding sentence; and such shares shall be deemed issued as of such date.

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          (c)     The Earn-Out Shares shall be delivered to the Company
Stockholders within forty-five (45) days following achievement of the relevant milestone. Within thirty (30) days after the end of the Earn-Out Period, the Parent shall deliver to Philip Faris ("Faris"), as representative of the Company Stockholders, a report showing the amount of sales revenues meeting the criteria described in Section 2.2(a) above (the "Report"). Faris shall have fifteen days to review and approve the Report. If Faris does not notify the Parent in writing within such fifteen day period that he disputes any matter set forth in the Report, the Report shall be deemed to have been accepted by the Company Stockholders and Parent. If any disputes arise regarding the Report which the Company Stockholders and Parent cannot resolve between themselves within fifteen days, such questions shall be referred to the independent accountants representing each of the parties, who shall have fifteen days thereafter to attempt to resolve such questions, and any decisions mutually agreeable to such accountants shall be binding upon the Company Stockholders and Parent. If, after such fifteen days, the independent accountants of the Company Stockholders and Parent are unable to arrive at a resolution of any issue relating to the Report, such independent accountants will appoint a third independent accounting firm satisfactory to each of them, which shall be directed to resolve such questions within fifteen days thereafter, and whose decisions shall be final and binding on all parties.
The cost of the accounting firm shall be borne equally by the Company Stockholders and Parent.

          (d) The Earn-Out Shares shall be allocated among the Company Stockholders such that 27.64% of such shares go to the holders of the Company's Common Stock pro rata and 72.36% of such shares go to the holders of the Company's Series A Preferred Stock pro rata.

          (e) After the Closing Date and at all times during the Earn-Out, the Company shall operate pursuant to an operating budget agreed upon by Philip W. Faris, Jr., the President of the Parent's Multimedia Division, and the Parent's CEO for the period ending March 31, 2001.

          (f) Earn-Out Reduction. Schedule 2.2(f) hereto sets forth a list of all outstanding liabilities, absolute or contingent, of the Company as of May 31, 2000, including, without limitation, trade payables of $847,059.26 ("Payables"), accrued incentive compensation ("Comp") of $601,518.75, accrued vacation of $165,647.09 ("Accrued Vacation") interest on an employee note in the amount of $30,457.51 ("Employee Interest"), accrued expenses ("Accruals") of $101,471.30 and principal of $2,901,543.62 ("Bridge Loan Principal") and interest of $259,424.61 ("Bridge Loan Interest") due with respect to a bridge loan. Prior to the Closing (i) the Company intends to negotiate for the reduction of each of the Payables in consideration for payment of such Payables within five days following the Closing and the Parent agrees to make such payment with respect to any of the Payables subject to such agreement;
(ii) the Company will offer to the employees of the Company, in full or partial payment of the Comp, vested options to purchase 50,000 shares of Parent Common Stock under the stock option plan of Parent at an option price equal to the closing price of the Parent Common Stock on the American Stock Exchange on the day immediately prior to the issuance of such options, and Parent agrees to issue such options at the Closing; (iii) the Parent will offer, in exchange for the Employee Interest, $15,260.50 of the Accruals, $93,905.52 of Accrued Vacation, the Bridge Loan Principal and the Bridge Loan Interest, shares of the Parent Common Stock having a deemed value of $10.50 per share, equal to the amount of the Employee Interest, $15,260.50 of the Accruals, $93,905.52 of Accrued Vacation, the Bridge Loan Principal and the

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Bridge Loan Interest.  Following such actions, the total value of the Earn-Out
Shares to be issued pursuant to Section 2.2 shall be reduced on a dollar-for-dollar basis to the extent the amount of liabilities, absolute or contingent, of the Company as of May 31, 2000, exceeds $2,223,208.91. Any actual or contingent liabilities which are discovered by the end of the Earn-Out Period, and which relate to matters in existence as of May 31, 2000, will be considered as an outstanding liability as of May 31, 2000.

     2.3 Exchange of Shares Other than Dissenting Shares. Subject to the terms and conditions hereof, at or prior to the Effective Time, Parent shall appoint an exchange agent to effect the exchange of shares of Company Common Stock (other than Dissenting Shares) for Parent Common Stock in accordance with the provisions of this Article II (the "Exchange Agent"). From time to time after the Effective Time, Parent shall deposit, or cause to be deposited, certificates representing Parent Common Stock for conversion of shares of Company Common Stock (other than Dissenting Shares) in accordance with the provisions of Sections 2.1 and 2.2 (such certificates being herein referred to as the "Exchange Fund"). Commencing immediately after the Effective Time and until the appointment of the Exchange Agent shall be terminated, each holder of a certificate or certificates theretofore representing shares of Company Common Stock (other than Dissenting Shares) may surrender the same to the Exchange Agent and, after the appointment of the Exchange Agent shall be terminated, any such holder may surrender any such certificate to Parent. Such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of full shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted in accordance with the provisions of Section 2.1, in accordance with
Section 2.5, and all such shares of Parent Common Stock shall be deemed to have been issued at the Effective Time. Until so surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented issued and outstanding shares of Company Common Stock shall be deemed for all corporate purposes of Parent to evidence ownership of the number of full shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented thereby shall have been converted at the Effective Time. Notwithstanding the foregoing provision of this Section 2.3, risk of loss and title to such certificates representing shares of Company Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent, and neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any Parent Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to a transferee pursuant to Section 2.4. In the event Earn-Out Shares become deliverable to the Company Stockholders pursuant to Section 2.3, such shares shall be deposited with the Exchange Agent within five (5) business days following final determination of the number of shares issuable, and the Exchange Agent shall distribute to each Company Stockholder the Earn-Out Shares issuable to such Company Stockholder pursuant to Section 2.2(d).

     2.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company with respect to shares of Company Common Stock shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of the Company, at the Effective Time, a certificate or certificates representing the number of

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full shares of Parent Common Stock into which such shares of Company Common
Stock shall have been converted shall be issued to the transferee in accordance with Section 2.3, if the certificate or certificates representing such shares of Company Common Stock is or are surrendered as provided in
Section 2.3, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

     2.5 No Fractional Share Certificates. Unless Parent otherwise determines, no scrip or fractional share certificates for Parent Common Stock shall be issued upon the surrender for exchange of certificates evidencing shares of Company Common Stock. In lieu of fractional shares, each holder of shares of Company Common Stock who would be entitled to receive a fractional share of Parent Common Stock shall, upon surrender of the certificate or certificates representing shares of Company Common Stock, be entitled to receive one full share of Parent Common Stock for any fractional share interest.

     2.6 Dissenting Shares. Notwithstanding any provision of Section 2.1 hereof to the contrary, shares of Company Common Stock which are held by holders of such shares who have not voted in favor of the Merger, who are entitled to dissent and who have delivered a written notice of intent to demand payment for such shares in the manner provided in Sections 5.11 through
5.13 of the Texas Business Corporation Act ("Dissenting Shares"), shall not be converted into or exchanged for or represent the right to receive any shares of Parent Common Stock, unless such holder fails to perfect or effectively withdraws or loses such rights to payment. If, after the Effective Time, such holder fails to perfect or effectively withdraws or loses such right to payment, then such Dissenting Shares shall thereupon be deemed to have been converted into and exchanged pursuant to Section 2.1 hereof, as of the Effective Time, for the right to receive shares of Parent Common Stock issued in the Merger to which the holder of such shares of Company Common Stock is entitled, without any interest thereon. The Company shall give Parent prompt notice of any notices and demands received by the Company for payment for shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Prior to the Effective Time, the Company shall establish an escrow account with a financial institution and the Company shall fund such escrow account with cash or cash equivalents in an amount sufficient to make all payments to holders of Dissenting Shares. Such escrow account shall survive the Merger. All payments to holders of Dissenting Shares shall be made out of such escrow account, and no such payments shall be made or otherwise funded by Parent.

     2.7 Further Assurances. Parent agrees that if, at any time after the Effective Time, Company considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to be obtained from Parent or its officers or directors, to consummate the Merger or to carry out the purposes of this Agreement at or after the Effective Time, then Company, Parent and their respect officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes of this Agreement, in the name of Parent or otherwise.

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                                 ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in Schedule 3 which is attached hereto and incorporated herein by reference, the Company hereby represents and warrants to Parent and Merger Sub that:

     3.1 Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Texas, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the jurisdictions where its business requires qualification.

     3.2 Capital. The authorized Common Stock of the Company consists of 10,000,000 shares of Common Stock, $0.01 par value, of which 1,782,740 are currently issued and outstanding, and 5,000,000 shares of Preferred Stock, of which 2,384,093 are currently issued and outstanding. All of the issued and outstanding shares of the Company are duly authorized, validly issued, fully paid, and nonassessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities, or other agreements or commitments obligating the Company to issue or to transfer from treasury any additional shares of its Common Stock of any class.

     3.3 Subsidiaries. The Company does not have any subsidiaries or own any interest in any other enterprise (whether or not such enterprise is a corporation).

     3.4 Directors and Officers. Schedule 3 contains the names and titles of all directors and officers of the Company as of the date of this Agreement.

     3.5 Financial Statements. The Company has delivered to Parent audited balance sheets and statements of operations for the years ended December 31, 1997 and 1998, and unaudited balance sheets and statements of operations for the year ended December 31, 1999, and the four months ended April 30, 2000 (the "Financial Statements"). The Financial Statements fairly present the financial condition of the Company, subject to normal adjustments, and except that such unaudited financial statements do not include footnotes. The Financial Statements fairly accurately set out and describe the financial condition of the Company as of December 31, 1999 and April 30, 2000.

     3.6 Absence of Changes. Since April 30, 2000, except for changes in the ordinary course of business which have not in the aggregate been materially adverse, to the best of the Company's knowledge, the Company has conducted its business only in the ordinary course and has not experienced or suffered any material adverse change in the condition (financial or otherwise), results of operations, properties, business or prospects of the Company or waived or surrendered any claim or right of material value.

     3.7 Absence of Undisclosed Liabilities. Neither the Company nor any of its properties or assets are subject to any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, that are not reflected in the financial statements presented to Parent or have otherwise been disclosed to Parent.


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     3.8     Tax Returns.  Within the times and in the manner prescribed by law, the Company has filed all federal, state and local tax returns required by law, or has filed extensions which have not yet expired, and has paid all taxes, assessments and penalties due and payable.

     3.9 Trade Names and Rights. Schedule 3 sets forth a complete and accurate schedule of (i) all registered trademarks and service marks and all trademark and service mark applications, including country of filing, filing number, date of issue and expiration date used in the business of the Company; and (ii) all registered copyrights owned by the Company. Except as set forth in such schedule, to the Company's knowledge, no third party has asserted, or threatened to assert against the Company or any of its officers or directors, any conflicting rights to any such intellectual property and the Company has no knowledge of facts that the Company believes could reasonably be expected to give rise to such a claim.

     3.10 Compliance with Laws. To the best of the Company's knowledge, the Company has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business, except for matters which would not have a material affect on the Company or its properties.

     3.11 Litigation. The Company is not a party to any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the best knowledge of the Company, threatened against or affecting the Company or its business, assets or financial condition, except for matters which would not have a material affect on the Company or its properties. The Company is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. The Company is not engaged in any lawsuit to recover any material amount of monies due to it.

     3.12 Authority. The Company has full corporate power and authority to enter into this Agreement. The board of directors of the Company has taken all action required to authorize the execution and delivery of this Agreement by or on behalf of the Company and the performance of the obligations of the Company under this Agreement. No other corporate proceedings, other than stockholder approval, on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company and the performance of its obligations under this Agreement. Subject to stockholder approval, this Agreement is, when executed and delivered by the Company, and will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

     3.13 Ability to Carry Out Obligations. Neither the execution and delivery of this Agreement, the performance by the Company of its obligations under this Agreement, nor the consummation of the transactions contemplated under this Agreement will to the best of the Company's knowledge: (a) materially violate any provision of the Company's articles of incorporation or bylaws; (b) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a material default under, or cause or permit the termination or the acceleration of the maturity of, any debt, contract, agreement or obligation of the Company, or require the payment of any prepayment or other penalties; (c) require notice to, or the consent

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of, any party to any agreement or commitment, lease or license, to which the
Company is bound; (d) result in the creation or imposition of any security interest, lien, or other encumbrance upon any material property or assets of the Company; or (e) violate any material statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Company is bound or subject.

     3.14 Full Disclosure. None the representations and warranties made by the Company in this Agreement and the Schedules and Exhibits to this Agreement prepared by the Company contained, contains, or will contain at the time it was or is so furnished any untrue statement of a material fact or omitted, omits or will omit at such time to state any material fact necessary in order to make the statements made herein and therein, in light of the circumstances under which they were made, not misleading. There has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), assets, liabilities or results of operations or, insofar as can reasonably be foreseen, prospects of the Company. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

     3.15 Assets. The Company has good and marketable title to all of its tangible properties and such tangible properties are not subject to any material liens or encumbrances.

     3.16 Material Contracts and Obligations. Attached hereto on Schedule 3 is a list of all agreements, contracts, indebtedness, liabilities and other obligations to which the Company is a party or by which it is bound that are material to the conduct and operations of its business and properties, which provide for payments to or by the Company in excess of $25,000; or which involve transactions or proposed transactions between the Company and its officers, directors, affiliates or any affiliate thereof. Copies of such agreements and contracts and documentation evidencing such liabilities and other obligations have been made available for inspection by Parent and its counsel. All of such agreements and contracts are valid, accurate, binding and in full force and effect in all material respects, and there have been, to the knowledge of the Company, no breaches or anticipatory repudiation of such agreements and contracts.

     3.17 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Company in connection with: (a) the execution and delivery by the Company of this Agreement; (b) the performance by the Company of its obligations under this Agreement; or (c) the consummation by the Company of the transactions contemplated under this Agreement.

     3.18 Outstanding Liabilities. Set forth on Schedule 2.2(f) is a list of all outstanding debts or liabilities, absolute or contingent, of the Company as of May 31, 2000.




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                                  ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as disclosed in Schedule 4 which is attached hereto and incorporated herein by reference, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

     4.1     Organization and Qualification; Subsidiaries.

          (a) Each of Parent, Merger Sub and all other subsidiaries of Parent (the "Parent Subsidiaries") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals could not reasonably be expected to have, individually or in the aggregate, a material adverse effect. Parent, Merger Sub and each other Parent Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

          (b) Section 4.1 of Schedule 4 sets forth, as of the date of this Agreement, a true and complete list of each Parent Subsidiary. Except as set forth in Section 4.1 of Schedule 4, neither Parent nor any Parent Subsidiary owns an equity interest in any partnership or joint venture arrangement or other business entity that is material to the financial condition, results of operations, business or prospects of Parent and the Parent Subsidiaries, taken as a whole.

     4.2 Capitalization. The authorized Common Stock of Parent consists of 100,000,000 shares of Common Stock of which 77,062,050 are currently issued and outstanding, all of which are validly issued, fully paid and nonassessable. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent is a party or by which Parent is bound relating to the issued or unissued Common Stock of Parent, Merger Sub or any other Parent Subsidiary or obligating Parent, Merger Sub or any other Parent Subsidiary to issue or sell any shares of Common Stock of, or other equity interests in, Parent, Merger Sub or any other Parent Subsidiary. Each outstanding share of Common Stock of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or another Parent Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or such other Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where the failure to own such shares free and clear could not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

     4.3 Directors and Officers. Schedule 4 contains the names and titles of all directors and officers of Parent and Merger Sub as of the date of this Agreement.

     4.4 Financial Statements. Parent has delivered to the Company its audited balance sheet and statements of operations and cash flows as of and for the period ended March 31, 1999, and its unaudited balance sheet and statements of operations and cash flows as of and for the period ended
December 31, 1999 (collectively the "Financial Statements").   The Financial
Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Financial Statements accurately set out and describe the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein.

     4.5 Absence of Changes. Since December 31, 1999, except for changes in the ordinary course of business which have not in the aggregate been materially adverse, to the best of Parent's knowledge, Parent has not experienced or suffered any material adverse change in its condition (financial or otherwise), results of operations, properties, business or prospects or waived or surrendered any claim or right of material value.

     4.6 Absence of Undisclosed Liabilities. Neither Parent nor any of its properties or assets are subject to any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, that are not reflected in the financial statements presented to the Company.

     4.7 Tax Returns. Within the times and in the manner prescribed by law, Parent has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable.

     4.8 Trade Names and Rights. Parent does not use any trademark, service mark, trade name, or copyright in its business, or own any trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications.

     4.9 Compliance with Laws. To the best of Parent's knowledge, Parent has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable building, zoning, or other law, ordinance, or regulation) affecting its properties or the operation of its business or with which it is otherwise required to comply.

     4.10 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or threatened against or affecting (i) Parent or any of its subsidiaries or any of their respective properties, assets or business (existing or contemplated) or (ii) any employee of Parent or any such subsidiary, before any court or governmental department, commission, board, bureau, agency or instrumentality or any arbitrator, except for suits, arbitrations, investigations, inquiries and proceedings which, if decided adversely to Parent would not a have material adverse effect on Parent, its operations, assets or prospects. After reasonable investigation, neither Parent nor any employee or agent of nor attorney for Parent is aware of any fact that might result in or form the basis for any such action, suit, arbitration, investigation, inquiry or other proceeding. Neither Parent nor any employee is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign).

     4.11 No Pending Investigation. Parent is not aware of any pending investigations or legal proceedings by the SEC, any state securities regulatory agency, or any other governmental agency regarding Parent or any officers or directors of Parent or any shareholders or controlling persons of such shareholders.

     4.12 Authority Relative to this Agreement. Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions (other than the filing and recordation of the Articles of Merger as required by Texas and Nevada Corporation Law). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

     4.13     No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate or articles of incorporation, as the case may be, or bylaws of Parent or Merger Sub or any equivalent organizational documents of any other Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in
Section 4.14(b) have been obtained and all filings and notifications described in Section 4.14(b) have been made, conflict with or violate any Law applicable to Parent or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any other Parent Subsidiary is bound or affected or
(iii) except as set forth in Section 4.14(a) of the Schedule 4, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any other Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which could not reasonably be expected, individually or in the aggregate, (A) to have a material adverse effect or (B) to prevent or materially delay the performance by Parent or Merger Sub of its obligations pursuant to this Agreement or the consummation of the Merger.

          (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Parent or Merger Sub with or notification by Parent or Merger Sub to, any Governmental Entity, except (i) pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of the American Stock Exchange, and the filing and recordation of the Articles of Merger as required by Texas and Nevada Corporation Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected, individually or in the aggregate, (A) to have a material adverse effect or (B) to prevent or materially delay the performance by Parent or Merger Sub of its obligations pursuant to this Agreement or the consummation of the Merger.

     4.14 Validity of Parent Shares. The shares of Parent Common Stock to be delivered pursuant to this Agreement, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     4.15 Full Disclosure. None the representations and warranties made by Parent in this Agreement, the Schedules and Exhibits to this Agreement prepared by Parent, any filings made by Parent with the Securities and Exchange Commission (the "Commission") (including all the exhibits and appendixes thereto) (the "SEC Documents") contained, contains, or will contain at the time it was or is so furnished any untrue statement of a material fact or omitted, omits or will omit at such time to state any material fact necessary in order to make the statements made herein and therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in any SEC Document filed on EDGAR at least five (5) business days prior to the date hereof, since January 1, 1999, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), assets, liabilities or results of operations or, insofar as can reasonably be foreseen, prospects of Parent or any of its subsidiaries. Parent has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does Parent or any of its subsidiaries have any knowledge or reason to believe that their respective creditors intend to initiate involuntary bankruptcy proceedings. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur, with respect to the Parent or its subsidiaries or their respective businesses, properties, operations, condition (financial or otherwise), assets, liabilities or results of operations or, insofar as can reasonably be foreseen, prospects, that would be required to be disclosed by Parent under applicable securities laws on a registration statement (including by way of incorporation by reference) filed with the Commission, on the date this representation is made or deemed to be made, relating to an issuance and sale by Parent of the Common Stock and which has not been publicly disclosed.

     4.16 Assets. Parent has good and marketable title to all of its tangible properties and such tangible properties are not subject to any liens or encumbrances except as disclosed in Parent's Financial Statements.

                                  ARTICLE V
                                  COVENANTS

     5.1 Investigative Rights. From the date of this Agreement until the Closing Date, each party shall provide to the other party, and such other party's counsels, accountants, auditors, and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party's properties, books, contracts, commitments, and records for the purpose of examining the same. Each party shall furnish the other party with all information concerning each party's affairs as the other party may reasonably request. If the transaction contemplated hereby is not completed, all documents received by each party and/or its attorneys and accountants, auditors or other authorized representatives shall be returned to the other party who provided same upon request. The parties hereto, their directors, employees, agents and representatives shall not disclose any of the information described above unless such information is already disclosed to the public, without the prior written consent of the party to which the confidential information pertains. Each party shall take such steps as are necessary to prevent disclosure of such information to unauthorized third parties.

     5.2 Conduct of Business. Prior to the Closing, Parent and the Company shall each conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the other party, except in the regular course of business or as contemplated in previously disclosed contractual obligations. Neither Parent nor the Company shall amend its Articles of Incorporation or Bylaws, declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business except as otherwise contemplated herein.

     5.3 Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying as a tax-free reorganization under the provisions of Section 368 of the Code. In the event that the Merger shall fail to qualify as a tax-free reorganization under the provisions of Section 368 of the Code, then the parties hereto agree to negotiate in good faith to restructure the Merger in order that it shall qualify as tax-free transaction under the Code. Following the Effective Time, and consistent with any such consent, neither the Surviving Corporation nor Parent nor any of their respective affiliates knowingly and voluntarily shall make any elections under the Code or take any other action or cause any action to be taken which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under
Section 368 of the Code.

                                  ARTICLE VI
                            CONDITIONS TO THE MERGER

     6.1 Conditions to the Obligations of Each Party to Consummate the Merger. The obligations of the parties hereto to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

          (a) this Agreement and the Merger shall have been duly approved by the requisite vote of stockholders of the Company and of Merger Sub in accordance with the Texas and Nevada Corporation Law;

          (b) no court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other governmental entity shall have issued any order, which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting its consummation;

          (c) all consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all governmental entities, except where the failure to obtain any such consent, approval or authorization could not reasonably be expected to result in a change in or have an effect on the business of the Company or Parent that is materially adverse to the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Parent and its subsidiaries, taken as a whole;

          (d) the outstanding principal balance and accrued interest on each bridge note outstanding as of the Effective Time shall have been exchanged for shares of the Parent's Common Stock having a value of $3,160,968.43 to be determined by dividing the dollar amount by $10.50;

          (e) the $30,457.51 of Employee Note Interest on Schedule 2.2(f), $15,260.50 of Accrued Expenses and $93,905.52 of Accrued Vacation on Schedule 2.2(f) shall be exchanged for shares of the Parent's Common Stock valued at $10.50 per share; and

          (f) the shares of Parent Common Stock which are to be issued on the Closing shall have been authorized for listing on the American Stock Exchange.

     6.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

          (a) each of the representations and warranties of Parent contained in this Agreement shall be true, complete and correct on and as of the Effective Time as if made at and as of the Effective Time and the Company shall have received a certificate of the President and Chief Financial Officer of Parent to such effect;

          (b) Parent shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and the Company shall have received a certificate of the President and Chief Financial Officer of Parent to that effect;

          (c) Employment Agreements. Parent and each of Philip W. Faris, Jr. and John Ainsworth shall have entered into employment agreements mutually agreeable to the parties.

     6.3 Conditions to the Obligations of Parent. The obligations of Parent to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

          (a) each of the representations and warranties of the Company contained in this Agreement shall be true, complete and correct on and as of the Effective Time as if made at and as of the Effective Time and Parent shall have received a certificate of the Chairman or President and Chief Financial Officer of the Company to such effect;

          (b) the Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chairman or President and Chief Financial Officer of the Company to that effect;

          (c) there shall not be pending or threatened any action, proceeding, claim or counterclaim which seeks to or would, or any order, decree or injunction (whether preliminary, final or appealable) which would, require Parent to hold separate or dispose of any of the stock or assets of the Company or the Company Subsidiaries or imposes material limitations on the ability of Parent to control in any material respect the business, assets or operations of either Parent or the Company;

          (d) The Company shall provide a letter from its auditors stating that its financial statements for the period from inception through December 31, 1999, can be audited in accordance with SEC rules and that the audit can be completed within 75 days after the Closing.

          (e) Parent shall have received evidence that all of the Company's outstanding bridge loans have been exchanged into common stock of the Company or the holders have agreed that their securities would be exchanged for shares of the Parent's common stock.

          (f) Parent shall have received evidence that all of the Company's outstanding warrants have been exercised or will be cancelled on the merger of the Company with the Merger Sub.

                                 ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

      7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

          (a) by mutual written consent duly authorized by the boards of directors of each of Parent and the Company;

          (b) by either Parent or the Company, if the Effective Time shall not have occurred on or before June 12, 2000; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in
Section 6.3 would not be satisfied (a "Terminating Company Breach"); provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts within 10 days and for so long as the Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 7.1(c); and provided further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 7.1;

          (d) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Parent set forth in this Agreement, or if any representation or warranty of the Parent shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 6.2 would not be satisfied (a "Terminating Parent Breach"); provided, however, that if such Terminating Parent Breach is curable by the Parent through the exercise of its reasonable efforts within 10 days and for so long as the Parent continues to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 7.1(d); and provided further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 7.1.

     7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement.

     7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto or (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     7.5 Expenses. All Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses, whether or not the Merger is consummated.

                                ARTICLE VIII
                             GENERAL PROVISIONS

     8.1 Non-survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be. Each party agrees that, except for the representations and warranties contained in this Agreement and the Disclosure Schedules, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the Merger contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

     8.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at their addresses set forth on the signature pages to this Agreement (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2).

     8.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

     8.4 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

     8.5 Incorporation of Exhibits. The Disclosure Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

     8.6 Choice of Law. This Agreement shall be construed and governed by the laws of the State of California without regard to conflicts of interest principles. The parties hereto consent to the jurisdiction of the federal and state courts located in Los Angeles, California, for any action or suit arising out of this Agreement, and waive any defense to such jurisdiction, including, without limitation, any defense based on venue or inconvenient forum.

     8.7 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     8.9 Entire Agreement. This Agreement (including the Exhibits, the Disclosure Schedules) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     8.10 Further Assurances. Each party shall do and perform or cause to be done or performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other parties may reasonably request in order to carry out the intent and accomplish the purpose of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that no party shall be obligated in any way to do anything that would conflict with, contradict or otherwise contravene any term or condition set forth prior to this Section 8.10.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

     AGREED TO AND ACCEPTED as of the date first above written.

E-MEDSOFT.COM                    VIDIMEDIX CORPORATION


By: /s/ John F. Andrews          By: /s/ Philip W. Faris, Jr.
   John F. Andrews, President        Philip W. Faris, Jr., President
   1300 Marsh Landing Parkway        1250 Capital of Texas Highway South
   Suite 106                         Building Two, Suite 540
   Jacksonville, Florida  32250      Austin, Texas  78746

                                 VIDIMEDIX ACQUISITION CORPORATION


                                 By: /s/  John F. Andrews
                                     John F. Andrews, President
                                     1300 Marsh Landing Parkway, Suite 106
                                     Jacksonville, Florida  32250

                               Schedule 2.2(f)

                               Total Liability

Category


Employee Expenses                   $  250,815.01
401 Payable                         $   24,751.35
Accrued Salaries                    $  263,317.01
Accrued Payroll Taxes               $   19,799.07
Payroll Tax Payable                 $   62,549.44
Accrued Vacation                    $  165,647.09
Accrued Incentive Comp              $  601,518.75
Employee Comp Notes Payable         $  157,329.61
Emp Note Interest                   $   30,457.51
SVB                                 $  174,212.70
Trade Payables                      $  847,059.26
Sales Tax Payable                   $    6,233.44
Deferred Sales Taxes Payable        $   30,443.67
Accrued Expenses                    $  101,471.30
Bank of America Operating acc't     $   85,745.28
Short Term Debt Other               $  229,958.91
Short Term Debt Interest            $    5,508.02
Other Notes Payable                 $   23,047.32
Bridge Financing Principal          $2,901,543.82
Bridge Note Interest                $  259,424.61
SVB A/R Note                        $           -
                                    -------------
                                    $6,240,833.17
                                    =============

1. The Company has not paid property taxes nor rendered any property taxes in prior years in San Diego County (1998) and Travis County (1996-1997).

2. Penalties are due to the California State Board of Equalization in the amount of $1,294.56 for 1999.

3. An amended tax return to be filed with the Hawaii Department of Taxation will result in additional tax liability of $2,301.71 and penalties.

                                  Schedule 3


3.4  Directors and Officers of the Corporation as of the date hereof:

     Phillip W. Faris, Jr.          President, Chief Executive Officer and
                                    Director

     J. Robert Beck, MD             Director

     Andrew Heller                  Director

     John McMullen                  Director

     Jack Moncrief, MD, FACP        Director, Chairman of the Board of
                                    Directors

     Jana Davis Wells               Director

     Tom M. Davis III               Secretary

     Patricia W. Faris              Assistant Secretary, Manager,
                                    Administrative and Legal Services

     Norman K. Best                 Vice President, Sales Operations

     Anthony Cagle                  Vice President, Business Development

     John Ainsworth                 Vice President, Engineering and Product
                                    Development

3.9  Trade Names and Rights:

     (i)  Trademarks and Service Marks:

                                    Filing Number/
                                    Registration    Filing Date/    Expiration
Mark          Country of Filing     Number          Date of Issue   Date            Status
----          -----------------     --------------  -------------   -----------     ------

VidiMedix     Mexico                640340          Jan. 31, 2000                   Registered

VidiMedix     Mexico                390151          Sept. 8, 1999    N/A            Pending
Design
Logo

VidiMedix     United States of      2,293,982       Nov. 23, 1999    Nov. 22, 2009  Registered
              America

VidiMedix     United States of      2,305,244       Jan. 4, 2000     Jan. 3, 2010   Registered
Design        America
Logo

VidiMedix     Australia             806248          Sept. 6, 1999    N/A            Pending

VidiMedix     Canada                880,972         June 10, 1998    N/A            Pending

VidiMedix     Canada                1028450         Sept. 10, 1999   N/A            Pending
Design
Logo

VidiMedix     European Union        1348499         Oct. 18, 1999    N/A            Pending

VidiMedix     European Union        1350248         Oct. 18, 1999    N/A            Pending
Design
Logo

VidiMedix     Japan                 81507/99        Sept. 10, 1999   N/A            Pending


(ii)   Copyrights:
       None

(iii) U.S. Patent Pending for METHOD OF AND APPARATUS FOR DYNAMICALLY GENERATING A USER PRESENTATION BASED ON DATABASE STORED RULES

       PCT Patent Pending B - METHOD OF AND APPARATUS FOR DYNAMICALLY GENERATING A USER PRESENTATION BASED ON DATABASE STORED RULES

3.16   Material Contracts and Obligations:

       (a) Secured Convertible Promissory Note (undated) executed by VidiMedix Corporation as Borrower and Windamere, LLC as Lender

       (b) Security Agreement dated May 2, 2000, executed by VidiMedix Corporation as Borrower and Windamere, LLC as Lender

       (c) Loan and Security Agreement dated November 11, 1999, by and between Silicon Valley Bank as Bank and VidiMedix Corporation as Borrower, as amended

       (d) Lease Agreement dated February 25, 2000 (Lease #235564.02), between VidiMedix Corporation as Lessee and AffinityFunding.com, successor-in-interest to Premier Funding Group, Inc., as Lessor (equipment lease)

       (e) Lease Agreement dated February 25, 2000 (Lease #235564.01), between VidiMedix Corporation as Lessee and AffinityFunding.com, successor-in-interest to Premier Funding Group, Inc., as Lessor (equipment lease)

       (f) Lease Agreement dated February 18, 2000, between VidiMedix Corporation as Lessee and Premier Funding Group, Inc., as Lessor (equipment lease)

       (g)  Master Lease Agreement dated April 28, 1998 (Lease
            #5440-83167-000), between VidiMedix Corporation as Lessee and Rockford Industries, Inc., as Lessor (equipment lease), as assigned to Oux Credit Alliance, Inc.

       (h) Lease Agreement dated June 29, 1998 (Lease #5440-83167-003), between VidiMedix Corporation as Lessee and Rockford Industries, Inc., as Lessor (equipment lease)

       (i) Lease Agreement dated May 27, 1998 (Lease #5440-83167-001), between VidiMedix Corporation as Lessee and Rockford Industries, Inc., as Lessor (equipment lease), as assigned to American Express Business Finance

       (j) Lease Agreement dated January 29, 2000 (Lease #X100040; Schedule #00010), between VidiMedix Corporation as Lessee and Newcourt Leasing Corporation as Lessor (equipment lease), as assigned to Commercial Investment Trust

       (k) Lease Agreement dated January 29, 2000 (Lease #X100040; Schedule #00020), between VidiMedix Corporation as Lessee and Newcourt Leasing Corporation as Lessor (equipment lease), as assigned to Commercial Investment Trust

       (l) Master Lease Agreement dated October 29, 1997 (Lease #73717; Schedules #001, #002, #003 and #004), between VidiMedix Corporation as Lessee and Newcourt Financial USA Inc., dba Fujitsu Financial Services, as Lessor (equipment lease)

       (m) Letter Agreement dated February 15, 2000, by and between HillCo Partners and VidiMedix Corporation (legislative services, regulatory services and public relations services)

       (n) Consulting Agreement executed on December 1, 1999, by N-Space Technology, Inc., as Consultant and VidiMedix Corporation

       (o) Consulting Agreement executed on July 18, 1997, by Tom M. Davis, III, as Consultant and VidiMedix Corporation

       (p) Consulting Agreement executed on April 18, 1997, by Jana Davis Wells as Consultant and VidiMedix Corporation

       (q) Consulting Agreement executed on July 10, 1997 and July 22, 1997, by Gardner Landry as Consultant and VidiMedix Corporation, respectively, to commence on August 1, 1997

       (r) Consulting Agreement executed on April 1, 199, by Andrew R. Heller as Consultant and VidiMedix Corporation

       (s) Standard Industrial Sublease dated December 1, 1997, by and between VidiMedix Corporation as Sublessee and Copper Mountain Networks Inc. as Sublessor (real property lease)

       (t) Lease dated December 1, 1997, by and between VidiMedix Corporation as Sublessee and Copper Mountain Networks Inc. as Sublessor (real property lease)

       (u) Office Lease dated October 8, 1997, by and between VidiMedix Corporation as Tenant and JMB Group Trust III as Landlord (real property lease)

       (v) Software License Agreement dated September 1, 1998, by and between VidiMedix Corporation and KLT Telecom, Inc.

       (w) Distribution and Service Agreement dated January 12, 2000, by and between VidiMedix Corporation and Superior Consultant Company, Inc.

       (x) Term Plan Agreement dated August 24, 1999, by and between VidiMedix Corporation and Lone Star (AT&T Business Service Simply Better Pricing Option)

       (y) Dedicated Transport Service Agreement dated October 10, 1997, by and between VidiMedix Corporation and Time Warner Communications

       (z) Switched Service Agreement dated October 10, 1997, by and between VidiMedix Corporation and Time Warner Communications

      (aa) Sales Agreement dated August 23, 1999, by and between VidiMedix Corporation and Pacific Bell Internet Services

      (bb) Copy Management Program Agreement dated January 23, 1998 (Agreement Number 359591), by and between VidiMedix Corporation and IKON Office Solutions, Inc.

      (cc) Lease Agreement dated December 9, 1997 (Lease Number 347924), by and between VidiMedix Corporation and IKON Office Solutions, Inc.

      (dd) Maintenance Agreement accepted on July 2, 1999, by and between VidiMedix Corporation and FUJITSU Business Communication Systems, Inc.

      (ee) Maintenance Agreement accepted on July 1, 1999 (Agreement Number 260699-A), by and between VidiMedix Corporation and FUJITSU Business Communication Systems, Inc.

      (ff) Estimate/Contract for Maintenance Service dated December 15, 1997, by and between VidiMedix Corporation and Best Maintenance

      (gg) Employment Agreement dated August 15, 1997, by and between VidiMedix Corporation and Linda Makinson

      (hh) Employment Agreement dated April 1, 1997, by and between VidiMedix Corporation and Tom M. Davis, III

      (ii) Employment Agreement dated October 6, 1997, by and between VidiMedix Corporation and Patricia W. Faris, as amended by Amendment 1 dated March 31, 1999

      (jj) Employment Agreement dated October 1, 1997, by and between VidiMedix Corporation and Nicki Cowley

      (kk) Employment Agreement dated June 8, 1998, by and between VidiMedix Corporation and Thomas V. Campbell

      (ll) Employment Agreement dated April 1, 1997, by and between VidiMedix Corporation and Anthony Cagle

      (mm) Employment Agreement dated April 1, 1997, by and between VidiMedix Corporation and William Boreing

      (nn) Employment Agreement dated July 28, 1997, by and between VidiMedix Corporation and Norman K. Best

      (oo) Employment Agreement dated March 31, 1997, by and between VidiMedix Corporation, formerly Secure Digital Communications, Inc., and Philip W. Faris, Jr.

      (pp) Employment Agreement dated September 1, 1997, by and between VidiMedix Corporation and John P. Ainsworth

      (qq) Employment Agreement dated June 2, 1998, by and between VidiMedix Corporation and Paul Robbins III

      (rr) VidiMedix Telemedicine System Purchase Agreement accepted on August 5, 1999, by and between VidiMedix Corporation and St. Francis Healthcare System of Hawaii

      (ss) Hawaii Health Systems Corporation Agreement for Goods or Services Based Upon Competitive Sealed Proposals dated December 1, 1999, by and between VidiMedix Corporation and Hawaii Health Systems Corporation

      (tt)  Letter Agreement dated April 26, 2000 (accepted on April 28,
            2000), by and between VidiMedix Corporation and Scott & White Hospital and Clinic

      (uu) Second Amended and Restated Warrant to Purchase Stock issued by VidiMedix Corporation on November 11, 1999, granting to Silicon Valley Bank the right to purchase 27,815 shares (subject to adjustment) of Series B Convertible Preferred Stock at an initial exercise price of $1.06 per share

      (vv) Common Stock Warrant of VidiMedix Corporation (Warrant No. WM-1) issued by VidiMedix Corporation on January 14, 2000, granting to Superior Consultant Holdings Corporation the right to purchase 1,661,865 shares (subject to adjustment) of the common stock of VidiMedix Corporation at an initial exercise price of $.77 per share

      (ww) Common Stock Purchase Warrant (Warrant No. WA-1) issued by VidiMedix Corporation on July 3, 1997, granting to Tom M. Davis, III, the right to purchase 4,125 shares (subject to adjustment) of the common stock of VidiMedix Corporation at an initial exercise price of $1.75 per share

      (xx) Common Stock Purchase Warrant (Warrant No. WA-2) issued by VidiMedix Corporation on July 3, 1997, granting to Willa Washington the right to purchase 1,500 shares (subject to adjustment) of the common stock of VidiMedix Corporation at an initial exercise price of $1.75 per share

      (yy) Common Stock Purchase Warrant (Warrant No. WA-3) issued by VidiMedix Corporation on July 3, 1997, granting to Gardner M. Landry the right to purchase 3,000 shares (subject to adjustment) of the common stock of VidiMedix Corporation at an initial exercise price of $1.75 per share

      (zz) Common Stock Purchase Warrant (Warrant No. WA-4) issued by VidiMedix Corporation on July 3, 1997, granting to Tom M. Davis, Jr. and Jan W. Davis the right to purchase 2,250 shares (subject to adjustment) of the common stock of VidiMedix Corporation at an initial exercise price of $1.75 per share

     (aaa) Common Stock Purchase Warrant (Warrant No. WA-5) issued by VidiMedix Corporation on July 3, 1997, granting to Jana Wells Davis the right to purchase 4,125 shares (subject to adjustment) of the common stock of VidiMedix Corporation at an initial exercise price of $1.75 per share

     (bbb) Common Stock Purchase Warrant (Warrant No. WA-6) issued by VidiMedix Corporation on July 3, 1997, granting to J. Moncrief, M.D., the right to purchase 30,000 shares (subject to adjustment) of the common stock of VidiMedix Corporation at an initial exercise price of $1.75 per share

     (ccc) Common Stock Purchase Warrant (Warrant No. WB-1) issued by VidiMedix Corporation on November 21, 1997, granting to Tom Martin Davis, III, the right to purchase 22,500 shares (subject to adjustment) of the common stock of VidiMedix Corporation at an initial exercise price of $1.92 per share

     (ddd) Common Stock Purchase Warrant (Warrant No. WC-4) issued by VidiMedix Corporation on March 9, 1998, granting to Tom M. Davis, III, the right to purchase 6,750 shares (subject to adjustment) of the common stock of VidiMedix Corporation at an initial exercise price of $1.92 per share

     (eee) Common Stock Purchase Warrant (Warrant No. WE-1) issued by VidiMedix Corporation on February 17, 1998, granting to Tom Martin Davis, III, the right to purchase 4,500 shares (subject to adjustment) of the common stock of VidiMedix Corporation at an initial exercise price of $1.92 per share

     (fff) Common Stock Purchase Warrant (Warrant No. WE-2) issued by VidiMedix Corporation on February 18, 1998, granting to Tom Martin Davis, III, the right to purchase 5,400 shares (subject to adjustment) of the common stock of VidiMedix Corporation at an initial exercise price of $1.92 per share

     (ggg) Common Stock Purchase Warrant (Warrant No. WE-3) issued by VidiMedix Corporation on February 27, 1998, granting to Tom Martin Davis, III, the right to purchase 3,600 shares (subject to adjustment) of the common stock of VidiMedix Corporation at an initial exercise price of $1.92 per share

     (hhh) Common Stock Purchase Warrant (Warrant No. WE-4) issued by VidiMedix Corporation on March 9, 1998, granting to Tom Martin Davis, III, the right to purchase 2,250 shares (subject to adjustment) of the common stock of VidiMedix Corporation at an initial exercise price of $1.92 per share

     (iii) Common Stock Purchase Warrant (Warrant No. WE-5) issued by VidiMedix Corporation on June 10, 1998, granting to Tom Martin Davis, III, the right to purchase 30,000 shares (subject to adjustment) of the common stock of VidiMedix Corporation at an initial exercise price of $1.92 per share

     (jjj) Common Stock Purchase Warrant (Warrant No. WE-6) issued by VidiMedix Corporation on March 9, 1998, granting to Tom Martin Davis, III, the right to purchase 28,843 shares (subject to adjustment) of the common stock of VidiMedix Corporation at an initial exercise price of $1.92 per share

     (kkk)  VidiMedix Corporation 1997 Stock Option Plan

     (lll) Incentive Stock Option Agreement dated July 1, 1997, whereby VidiMedix Corporation granted to Norman K. Best the right to purchase 2,087 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1997 Stock Option Plan at an initial exercise price of $0.85 per share

     (mmm) Incentive Stock Option Agreement dated April 1, 1997, whereby VidiMedix Corporation granted to Anthony C. Cagle the right to purchase 4,173 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1997 Stock Option Plan at an initial exercise price of $0.85 per share

     (nnn) Stock Option Agreement dated October 24, 1997, whereby VidiMedix Corporation granted to L. Gardner Landry the right to purchase 26,042 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1997 Stock Option Plan at an initial exercise price of $1.92 per share

     (ooo) Stock Option Agreement dated April 1, 1997, whereby VidiMedix Corporation granted to Philip W. Faris, Jr., the right to purchase 20,866 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1997 Stock Option Plan at an initial exercise price of $0.85 per share

     (ppp) Stock Option Agreement dated October 24, 1997, whereby VidiMedix Corporation granted to Jana Davis Wells the right to purchase 39,063 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1997 Stock Option Plan at an initial exercise price of $1.92 per share

     (qqq) Stock Option Agreement dated April 1, 1997, whereby VidiMedix Corporation granted to Jason Spinazzolo the right to purchase 5,214 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1997 Stock Option Plan at an initial exercise price of $0.085 per share

     (rrr) Stock Option Agreement dated October 24, 1997, whereby VidiMedix Corporation granted to Tom Martin Davis III the right to purchase 39,063 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1997 Stock Option Plan at an initial exercise price of $1.92 per share

     (sss) Stock Option Agreement dated September 15, 1997, whereby VidiMedix Corporation granted to John P. Ainsworth the right to purchase 41,730 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1997 Stock Option Plan at an initial exercise price of $0.10 per share

     (ttt) VidiMedix Corporation 1998 Stock Option Agreement dated to be effective as of April 28, 1998

     (uuu) Incentive Stock Option Agreement dated May 28, 1998, whereby VidiMedix Corporation granted to Kevin Kamrath the right to purchase 35,477 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

     (vvv) Incentive Stock Option Agreement dated May 28, 1998, whereby VidiMedix Corporation granted to Landon Gordon the right to purchase 4,730 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

     (www) Incentive Stock Option Agreement dated May 28, 1998, whereby VidiMedix Corporation granted to Linda Makinson the right to purchase 23,651 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

     (xxx) Incentive Stock Option Agreement dated May 28, 1998, whereby VidiMedix Corporation granted to Paul Robbins, III the right to purchase 18,921 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

     (yyy) Incentive Stock Option Agreement dated May 28, 1998, whereby VidiMedix Corporation granted to Helen Schultes the right to purchase 23,651 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

     (zzz) Incentive Stock Option Agreement dated May 28, 1998, whereby VidiMedix Corporation granted to Janna Whitt the right to purchase 7,095 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (aaaa) Incentive Stock Option Agreement dated August 15, 1998, whereby VidiMedix Corporation granted to Hung Vo the right to purchase 7,095 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (bbbb) Incentive Stock Option Agreement dated May 28, 1998, whereby VidiMedix Corporation granted to John P. Ainsworth the right to purchase 29,222 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (cccc) Incentive Stock Option Agreement dated May 28, 1998, whereby VidiMedix Corporation granted to Norman K. Best the right to purchase 61,913 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (dddd) Incentive Stock Option Agreement dated May 28, 1998, whereby VidiMedix Corporation granted to Charles William Boreing the right to purchase 23,651 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (eeee) Incentive Stock Option Agreement dated May 28, 1998, whereby VidiMedix Corporation granted to Anthony Cagle the right to purchase 17,396 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (ffff) Incentive Stock Option Agreement dated May 28, 1998, whereby VidiMedix Corporation granted to Young Cho the right to purchase 9,461 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (gggg) Incentive Stock Option Agreement dated May 28, 1998, whereby VidiMedix Corporation granted to Nicola Cowley the right to purchase 23,651 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (hhhh) Incentive Stock Option Agreement dated May 28, 1998, whereby VidiMedix Corporation granted to Tom M. Davis the right to purchase 59,128 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (iiii) Incentive Stock Option Agreement dated May 28, 1998, whereby VidiMedix Corporation granted to Patricia W. Faris the right to purchase 18,921 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (jjjj) Incentive Stock Option Agreement dated April 28, 1998, whereby VidiMedix Corporation granted to Philip W. Faris the right to purchase 75,815 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (kkkk) Incentive Stock Option Agreement dated November 17, 1998, whereby VidiMedix Corporation granted to Jill Hanson the right to purchase 2,365 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (llll) Incentive Stock Option Agreement dated May 28, 1998, whereby VidiMedix Corporation granted to Steve Harris the right to purchase 7,095 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (mmmm) Incentive Stock Option Agreement dated January 17, 2000, whereby VidiMedix Corporation granted to Harry Hache the right to purchase 7,095 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (nnnn) Incentive Stock Option Agreement dated January 17, 2000, whereby VidiMedix Corporation granted to Thomas Campbell the right to purchase 5,000 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (oooo) Incentive Stock Option Agreement dated January 17, 2000, whereby VidiMedix Corporation granted to Linda Makinson the right to purchase 5,000 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (pppp) Incentive Stock Option Agreement dated January 17, 2000, whereby VidiMedix Corporation granted to Shanna Nuckols the right to purchase 4,730 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (qqqq) Incentive Stock Option Agreement dated January 17, 2000, whereby VidiMedix Corporation granted to Michelle Obin the right to purchase 4,730 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (rrrr) Incentive Stock Option Agreement dated January 17, 2000, whereby VidiMedix Corporation granted to Scott Steimle the right to purchase 7,095 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (ssss) Incentive Stock Option Agreement dated January 17, 2000, whereby VidiMedix Corporation granted to Edgar Silveira the right to purchase 4,730 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (tttt) Incentive Stock Option Agreement dated January 17, 2000, whereby VidiMedix Corporation granted to Juvy Ann White the right to purchase 9,460 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (uuuu) Incentive Stock Option Agreement dated January 17, 2000, whereby VidiMedix Corporation granted to Richard Wingard the right to purchase 18,291 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (vvvv) Incentive Stock Option Agreement dated January 17, 2000, whereby VidiMedix Corporation granted to Janna Whitt the right to purchase 2,500 shares (subject to adjustment) of the common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (wwww) Incentive Stock Option Agreement dated May 28, 1998, whereby VidiMedix Corporation granted to Thomas V. Campbell the right to purchase 35,477 shares (subject to adjustment) of common stock of VidiMedix Corporation under the 1998 Stock Option Plan at an initial exercise price of $0.77 per share

    (xxxx) Master Lease Agreement dated August 10, 1998, between VidiMedix Corporation, as Lessee, and The Republic Group LLC, as Lessor, as assigned to Old Kent Leasing Services

    (yyyy) Equipment Lease No. 59605-83167-003 between Rockford Industries, Inc., as Lessee, and VidiMedix Corporation, as Lessor

    (zzzz) Equipment Lease dated July 7, 1999, between Textron Financial Corporation, as Lessor, and VidiMedix Corporation, as Lessee

   (aaaaa) Accounts Receivable Purchase Agreement dated December 29, 1998, between Silicon Valley Financial Services and VidiMedix Corporation

   (bbbbb) Access Service Agreement and Service Order dated June 1, 1999, between VidiMedix Corporation and Verio

                                  SCHEDULE 4

                                e-MedSoft.com
                                  ("e-Med")

4.1  Subsidiaries.

     E-Net Technologies LTD and its wholly-owned UK subsidiaries

     Illumea Corporation
     VirTx, Inc.
     B2B.net Ltd., a 45% owned Australian subsidiary

4.2  Capitalization:

                   Schedule of Warrants and Options Outstanding
                              as of March 31, 2000


                                                       Price
                    Number of    Number     Date of     Per
Warrant Holder      Warrants    of Shares    Issue     Share    Term
--------------     ----------   ---------   --------   -----   ------
Magnum Financial       50,000      50,000    1/11/99   $0.25   5 Years
Trammel Investors     250,000     250,000    3/19/99   $3.85   5 Years
Don Ayers             250,000     250,000    3/19/99   $3.85   5 Years
Sutro & Co.           350,000     350,000    5/23/99   $5.00   5 Years
Sutro & Co.         1,300,000   1,300,000    5/23/99   $0.01   5 Years
Warrants in
 December private
 offering           3,568,000   3,568,000   12/31/99   $4.00   5 Years
Cypher Comm         1,000,000   1,000,000
                    ---------   ---------

  Outstanding       6,768,000   6,768,000


                                                       Price
                    Number of    Number     Date of     Per
Option Holder       Options     of Shares    Issue     Share
--------------     ----------   ---------   --------   -----

Ian McPherson         100,000     100,000    8/31/99   $1.00
UK employees          202,500     202,500    various   $1.00
Stock Option Plan     426,000     426,000    various   various
                   ----------   ---------
  Outstanding         728,500     728,500

Earn-Outs

     Illumea          ____________
     VirTx            ____________


4.4     Directors and Officers of e-Med:

           Name                                 Position
           ----                                 --------

     John F. Andrews          Chairman, President and Chief Executive Officer

     Margaret A. Harris       Chief Financial Officer

     Ian McPherson            Managing Director, e-Net Technology Limited

     Marshall Gibbs           Chief Technology Officer and Executive Vice
                              President

     Murray Firestone         President of Multimedia Division

     Masood Jabaar            Director

     San J.W. Romeo           Director

     Mitchell J. Stein        Director

     Donald H. Ayers          Director